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                 [LOGO OF GEMSTAR INTERNATIONAL GROUP LIMITED]

                                                   FOR IMMEDIATE RELEASE
                                                   January 18, 2000

CONTACT:  Elsie Leung, Chief Financial Officer
          Linda Lloyd da Silva, Investor Relations
          Gemstar International Group Limited
          626.792.5700

GEMSTAR ENTERS ELECTRONIC BOOK BUSINESS THROUGH ACQUISITION OF NUVOMEDIA, INC. AND SOFTBOOK PRESS, INC.

     PASADENA, CALIFORNIA - (January 18, 2000) -- Gemstar International Group Limited (NASDAQ:GMST) today announced its plan to enter the electronic book business through the acquisition of the two leading eBook companies, NuvoMedia(R), Inc. of Mountain View, California, maker of the Rocket eBook(TM) (www.rocket-ebook.com), and SoftBook(R) Press, Inc. (www.softbook.com) of Menlo Park, California, maker of the SoftBook(R) Reader. Both acquisitions are stock-for-stock transactions and closed last week. The transactions will be accounted for as a pooling of interests. The total number of shares issued for the two entities is less than 3% of Gemstar's fully diluted shares, without giving effect to Gemstar's pending merger with TV Guide, Inc. The combined revenues of the two entities for the past 12 months were not material. NuvoMedia has approximately 50 employees, and SoftBook Press has approximately 80 employees. Senior management of both entities have entered into long-term employment agreements with Gemstar, and there are no plans for any reduction in work force because of the business and technology development needs in this business sector.

      Gemstar plans to launch a massive consumer awareness campaign later this year for the introduction of NuvoMedia's and SoftBook Press' new products, and for establishing electronic reading devices as a staple consumer product.

     "Gemstar's goal has always been to make technology consumer-friendly. We are excited to offer consumers yet another convenience associated with the latest technology and information revolution," said Henry C. Yuen, chairman and chief executive officer of Gemstar. "Next to watching television, reading is America's most favorite past-time. We believe that Gemstar, NuvoMedia and SoftBook collectively will be in a good position to provide the best technology, broadest distribution and the most-consumer-friendly devices to consumers for enhancing their

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reading experience and hence, the enjoyment of their leisure time. We intend to work hard to bring forward the time frame predicted by Steve Levy in his January 4, 2000 Newsweek article entitled `It's time to turn the last page,' that within 20 years, 90% of reading materials will be distributed on electronic media."

     "The key to electronic publishing is the issue of content security. NuvoMedia and SoftBook have both created patented secure distribution and reading systems to ensure that publishers and authors will not have their works pirated. The fact that best-selling authors such as Stephen King, Arthur Golden and Frank McCourt agree to electronically distribute their works on our systems is strong testimony to the confidence in our proprietary electronic rights management systems," commented Martin Eberhard, CEO and co-founder of NuvoMedia. "Our combined technologies will further broaden our content distribution capabilities and make our systems attractive for secured distribution of digital music, another rapidly growing electronic content market in need of a solution. We believe that our devices will also serve as the means by which music publishers will release their major titles electronically as the book publishers are doing today."

     "Gemstar, NuvoMedia and SoftBook all believe that electronic books are the future of reading and content distribution, whether it is a best seller novel, magazine, newspaper or a business document. eBooks have the potential to change the lives of students, professionals and businessmen as well as recreational readers, and can significantly improve the efficiency of organizations which regularly handle large amounts of information," said James Sachs, CEO and co-founder of SoftBook Press. "The combination of SoftBook Press with Gemstar and NuvoMedia will catapult the eBook category from a novelty to a necessity and help realize the vision that we outlined at the inception of the first eBook - to make it a ubiquitous reading device."

     NuvoMedia and SoftBook Press currently have content-distribution agreements and proven copyright-protection distribution systems in place with virtually every major publisher in the United States, including Simon and Schuster, Random House, HarperCollins, St. Martin's Press, McGraw-Hill, MacMillan Publishing, Doubleday, Ballantine, Fireside and many more. In addition, NuvoMedia and SoftBook Press have relationships with many leading United States

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newspaper and periodical publishers, including: Bloomberg News, Time, Newsweek,
Fortune, Money, New York Times, The Wall Street Journal Interactive Edition, and Washington Post.

     The Rocket eBook and SoftBook Reader have won numerous design and systems awards. Both companies have been leaders in the Open eBook initiative, an open standard that provides publishers a single specification for the preparation of electronic publications for electronic reading devices. On November 9, 1999, NuvoMedia and SoftBook Press developed a draft of an "Open eBook File Format" specification. Designed to enhance the Open eBook (OEB) Publication Structure 1.0, the OEB File Format specifies how multiple files of a digital publication can be combined into the single file necessary for electronic delivery. The proposal will result in a standardized common PC file format.

     NuvoMedia, Inc.was founded in 1997. The Rocket eBook, launched in 1998, is a 22-oz., paper-back sized, handheld electronic reading device with a 4.5" x 3.0" LCD back-lit touch-sensitive screen capable of holding up to 55,000 pages of text and graphics, with a battery life of up to 40 hours of continuous usage. Delivering books and periodicals over the Internet using encryption and a secure system ensures copyright protection for all participating publishers. NuvoMedia is the leading provider of trade titles for the consumer electronic book market. Using the Rocket eBook System(TM), readers can purchase and download content, which is currently in excess of 3,000 titles and growing, anywhere in the world on a number of sites, including bn.com on AOL (keyword:bn) (barnesandnoble.com), www.powells.com (Powell's Books), and www.ecampus.com (e-Campus Books).

     SoftBook Press, Inc. was founded in 1996. It launched the SoftBook Reader in 1998, a 2.9 lbs. magazine-sized, hand-held electronic reading device with a 8-by-6 touch-sensitive screen capable of storing up to 85,000 pages of text and gray-scale graphics, a battery-life of 5 hours continuous reading, and a built-in modem and Ethernet allowing it to download books, newspapers and other magazines without the need for a personal computer. Because of its large viewing area and built-in connectivity, SoftBook Press is well positioned to distribute magazines and newspapers as well as over 1,700 titles of books from a long list of publishers. SoftBook Press has also captured the leading position for supplying electronic reading devices to meet enterprise needs.

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     Gemstar develops, markets and licenses proprietary technologies and systems aimed at making technology user-friendly for consumers. Gemstar's technology and intellectual property are licensed to major companies in the consumer-electronics, satellite, cable and personal computer industries, including Aiwa, Akai, America Online (AOL), Americast, Cox, Daewoo, Funai, GTE, Hitachi, Hughes Network Systems, JVC, LG Electronics (Goldstar), Matsushita (Panasonic, Quasar), Microsoft Corporation, Mitsubishi, Orion, Philips
(Magnavox, Philips), Quadravision, Samsung, Sharp, Shintom, Sony, Southern New England Telephone, Thomson Multimedia (GE, Proscan, RCA, Thomson), Toshiba, Uniden, US West and Zenith. Gemstar has more than 85 issued U.S. patents in the general area of audio-visual technologies with over 1,850 claims, and over 90 issued foreign patents. The Company continues to pursue a worldwide patent-prosecution program and has more than 110 pending U.S. patent applications and more than 300 pending foreign patent applications.

     Gemstar is a leading provider of electronic program guide services, which allow a user to view a television program guide on screen, obtain details about a show, sort shows by themes or categories, and select shows for tuning or recording, all through the remote control. In the United States, data for Gemstar's electronic program guide services are carried on the ABC, Fox, CBS, NBC, UPN and PBS networks. Gemstar's electronic program guide has been built into a number of models of new televisions, VCRs and TV/VCR combination units. Gemstar's electronic program guide is also licensed to cable, telco and MMDS service providers, and has been integrated into direct broadcast satellite receivers, digital and advanced analog cable set-top boxes, PCTV and other Internet devices and computer operating systems such as Windows 98.

     Gemstar's VCR Plus+(R) instant programming system is a world standard for VCR programming. The VCR Plus+ system allows a user to record a television show simply by entering a number - the PlusCode(R) number - printed in television program guides. The PlusCode numbers are published by more than 1,800 newspapers and television program guides worldwide, with a combined circulation of over 330 million. The VCR Plus+ system has been licensed to virtually every major television and VCR manufacturer and is now available in 40 countries and on six continents, including the United States, Canada, the United Kingdom,

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continental Europe, Japan, Southeast Asia, Australia, New Zealand, South America
and South Africa.

     On October 4, 1999, Gemstar announced that it had entered into a merger agreement with TV Guide, Inc. (NASDAQ:TVGIA) in a stock-for-stock purchase transaction under which TV Guide will become a wholly owned subsidiary of Gemstar. The transaction is expected to close in the second quarter of 2000 subject to governmental approval.

     Except for historical information contained here, the matters discussed in this news release contain forward-looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, the management of growth, and the other risks detailed from time to time in the Company's Securities and Exchange Commission reports, including the reports on Form 10-K and Form 10-Q.

EDITORS: GUIDE Plus+, VCR Plus+ and PlusCode are trademarks of Gemstar. Other product names used herein are for identification purposes only and may be trademarks of their respective companies.

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